Exhibit 10.12

PERFORMANCE RESTRICTED STOCK UNIT AWARD
PURSUANT TO THE PHH CORPORATION
2014 EQUITY AND INCENTIVE PLAN

THIS AWARD (including the related Terms and Conditions) is made as of the Grant Date by PHH CORPORATION (the “Company”) to _______________ (the “Participant”) subject to acceptance by the Participant.
Upon and subject to the provisions of the Plan and the Terms and Conditions attached hereto and incorporated herein by reference as part of this Award, the Company hereby awards as of the Grant Date to the Participant, the Performance Restricted Stock Units. Underlined and capitalized terms in Paragraphs A through F below shall have the meanings there ascribed to them therein or in the Plan.

A.	Grant Date: ______________, 2016.

B.	Plan Under Which Granted: PHH Corporation 2014 Equity and Incentive Plan (the “Plan”).

C.
Performance Restricted Stock Units: The target number of Performance Restricted Stock Units subject to the Award shall be __________________ (_____) (“Target Stock Units”), with a maximum amount of Performance Restricted Stock Units equal to 200% of the Target Stock Units available under this Award, subject to the terms hereof. Each Performance Restricted Stock Unit represents the Company’s unfunded and unsecured obligation to issue one share of the Company’s common stock (“Stock”) in accordance with this Award, subject to the terms of this Award and the Plan.

D.
Dividend Equivalents:    Each Performance Restricted Stock Unit shall accrue Dividend Equivalents equal to the dividends per share paid on one share of Stock to a shareholder of record on or after the Grant Date. Dividend Equivalents will vest and be settled as provided in Schedule 1 attached hereto.

E.
Vesting Schedule:    The Performance Restricted Stock Units shall vest, if at all, in accordance with Schedule 1 attached hereto. Performance Restricted Stock Units that become vested in accordance with Schedule 1 are “Vested Stock Units.”

F.
Settlement of Vested Stock Units: Subject to the attached Terms and Conditions, shares of Stock or cash, as applicable, attributable to the applicable Vested Stock Units are to be settled on a date selected by the Company that is no later than sixty (60) days following the date specified in Schedule 1 (each a “Distribution Date”)

IN WITNESS WHEREOF, the Company and the Participant have executed this Award as of the Grant Date set forth above.
PARTICIPANT:
PHH CORPORATION

By: ____________________
_____________________
Signature of Participant
Title: ___________________

TERMS AND CONDITIONS TO THE
PHH CORPORATION
PERFORMANCE RESTRICTED STOCK UNIT AWARD

1.Settlement and Delivery of Vested Stock Units.

(a)    On the applicable Distribution Date, except as set forth in Section 1(b), the Company shall issue and deliver a share certificate, or make or caused to be made an appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, representing the number of shares of Stock attributable to Vested Stock Units to the Participant in settlement of the Participant’s rights under this Award.

(b)    Notwithstanding subsection (a), the Vested Stock Units shall be settled in cash to the extent Vested Stock Units vest due to the Participant’s death, Disability, or Separation from Service, as provided in the Vesting Schedule. Unless another date is specified by the Committee, the value of the cash payment to be made in settlement of the Vested Stock Units will be determined as of the earliest of (i) the date of the Participant’s death or Disability, (ii) the date of a Change in Control, or (iii) the last day of the Vesting Period set forth in Schedule 1. Notwithstanding the foregoing, the Committee may, in its sole discretion, have the Company settle the Vested Stock Units described under this subsection (b), in whole or in part, in Stock in accordance with subsection (a).

(c)    The Company shall not be required to issue fractional shares (or cash in lieu of fractional shares) upon the settlement of the Award.

(d)    Notwithstanding anything in the Plan, the Award, or any other agreement (written or oral) to the contrary, if Participant is a “specified employee” (within the meaning of Code Section 409A) on the date of Separation from Service, then any payment made or settlement occurring with respect to such Separation from Service under this Award will be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and the applicable cash or stock will be paid or settled to Participant during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of Participant’s Separation from Service, or (ii) the date of Participant’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code (or, if earlier, the date of the Participant’s death), all cash or stock deferred pursuant to this paragraph will be paid or delivered to Participant (or Participant’s estate, in the event of Participant’s death) in a lump sum. Any remaining payments and settlements under the Award will occur as otherwise provided in the Award.

(e)    Notwithstanding anything in the Plan or any other agreement (written or oral) to the contrary, if the total payments to be paid to a Participant hereunder, along with any other compensation provided to the Participant, would result in the Participant being subject to the excise tax imposed by Code Section 4999, the Company shall reduce the aggregate compensation to the largest amount which can be paid to the Participant without triggering the excise tax, but only if and to the extent that such reduction would result in the Participant retaining larger aggregate after-tax compensation. The determination of the excise tax and the aggregate after-tax compensation to be received by the Participant will be made by the Company. If compensation is to be reduced, the compensation to be provided latest in time will be reduced first and if compensation is to be provided at the same time, non-cash compensation will be reduced before cash compensation. It is possible that after the determinations and selections made pursuant to this Subsection the Participant will receive compensation in the aggregate more than the amount provided under this Subsection (“Overpayment”) or less than the amount provided under this Subsection (“Underpayment”).

In the event that: (A) the Company determines, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Company believes has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Participant shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Participant’s receipt of the Overpayment until the date of repayment.

In the event that: (C) the Company, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred or (D) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Participant together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to the Participant until the payment date.

2.Tax Withholding. The Participant agrees to have the actual number of shares of Stock to be received in settlement of the Vested Stock Units reduced by the number of whole shares of Stock which, when multiplied by the Fair Market Value of the Stock on the applicable Distribution Date, is sufficient to satisfy the minimum amount of the required tax withholding obligations imposed on the Company on the applicable Distribution Date. To the extent the Vested Stock Units or Dividend Equivalents are settled in cash, the cash payment will be reduced by any applicable withholding.

3.Rights as Shareholder. Until Stock received in settlement of the Vested Stock Units are issued to the Participant, the Participant shall have no rights as a shareholder with respect to the either Performance Restricted Stock Units or Vested Stock Units. Except as otherwise provided in Section 7 hereof and Section 5.2 of the Plan, the Company shall make no adjustment for any dividends or distributions or other rights on or with respect to shares of Stock issued in settlement of the Vested Stock Units for which the record date is prior to the issuance of that stock certificate.

4.Special Limitations. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities law with respect to shares of Stock otherwise deliverable under this Award, the Participant (a) shall deliver to the Company, prior to the delivery of Stock pursuant to the settlement of the Vested Stock Units, such information, representations and warranties as the Company may reasonably request in order for the Company to be able to satisfy itself that the shares of Stock are being acquired in accordance with the terms of an applicable exemption from the securities registration requirements of applicable federal and state securities laws and (b) shall agree that the shares of Stock so acquired will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities law.

5.Restrictions on Transfer. Except for the transfer by bequest or inheritance, the Participant shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Performance Restricted Stock Units (including, without limitation, Vested Stock Units) or Dividend Equivalents. Any such disposition not made in accordance with this Award shall be deemed null and void. Any permitted transferee under this Section shall be bound by the terms of this Award.

6.Legends on Shares. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock issued pursuant to this Award. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant to carry out the provisions of this Section.

7.Change in Capitalization.

(a)    The number and kind of shares of Stock subject to the Performance Restricted Stock Units (including, without limitation, Vested Stock Units) shall be proportionately adjusted for nonreciprocal transactions between the Company and the holders of capital stock of the Company that cause the per share value of the shares of Stock referenced by the Performance Restricted Stock Units to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend or distribution (each, an “Equity Restructuring”).

(b)    In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a Change in Control of the Company, that in each case does not constitute an Equity Restructuring, the Committee may make such adjustments with respect to the Performance Restricted Stock Units and take such action as it deems necessary or appropriate, including, without limitation, adjusting the number of Performance Restricted Stock Units, making a corresponding adjustment in the number of shares subject to the Performance Restricted Stock Units, substituting a new award to replace the Award, removing restrictions on outstanding Awards, accelerating the termination of the Award or terminating the Award in exchange for the cash value determined in good faith by the Committee of the of Performance Restricted Stock Units, as the Committee may determine. Any determination made by the Committee will be final and binding on the Participant.

(c)    No fractional shares shall be created in making any adjustment pursuant to this Section 7. Instead, any adjustment pursuant to this Section 7 that would otherwise result in a fractional Performance Restricted Stock Unit or share of Stock becoming subject to the Award shall be further adjusted to round down the numbers of Performance Restricted Stock Units to the next lowest Performance Restricted Stock Unit or share of Stock, as applicable.

(d)    All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Participant. Any action taken by the Committee need not treat all recipients of equity incentives equally.

(e)    The existence of the Plan and the Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

8.Clawback. Notwithstanding anything herein to the contrary, this Award and any Stock issued or cash paid pursuant to this Award is expressly subject to any “clawback policy” now or hereafter adopted by the Board of Directors or its designee, as may be amended from time to time, or any recoupment permitted or required by law.

In addition, until such time subsequent to the Grant Date that the Company adopts a “clawback policy” that is applicable to the Participant that expressly supersedes this paragraph, this Award shall be forfeited and the Participant shall be obligated to return to the Company any shares or repay any cash previously issued under this Award or a cash payment equal to the value of the shares at the time such shares were sold or transferred, if the Committee determines in good faith (a) that the Participant has violated the terms of any non-competition, non-solicitation, non-disclosure, or other restrictive covenant agreement with the Company and/or one or more of its Affiliates or (b) that, within three (3) years of the date the Award is settled, the Participant (i) experiences a termination of employment for Cause, or the Committee determines after employment termination that the Participant’s employment could have been terminated for Cause, (ii) engaged in conduct that causes material financial or reputational harm to the Company or Affiliates, (iii) provided materially inaccurate information related to publicly reported financial statements of the Company and its Affiliates, (iv) improperly, or with gross negligence, failed to identify, assess or report risks material to the Company or its Affiliates that were within the scope of the Participant’s responsibility and of which the Participant was aware or should have been aware based on facts reasonably available to the Participant, or (v) violated the Company’s Code of Business Ethics and Conduct, is under investigation for a regulatory matter due to gross negligence or willful misconduct in the performance of the Participant’s duties for the Company and its Affiliates, or otherwise engaged in gross misconduct with respect to the Company and its Affiliates.

9.Compliance with Employee Share Ownership and Retention Policy. Except as provided in the PHH Corporation Non-Employee Director and Employee Share Ownership and Retention Policy amended February 26, 2015, as amended or superseded from time to time (the “Policy”), the Participant may not divest shares of stock received under the Award until the ownership requirements of the Policy have been met.

10.Section 409A. This Award is intended to comply with, or otherwise be exempt from, Section 409A of the Code, as applicable. This Award shall be administered, interpreted, and construed in a manner consistent with such Code section. Should any provision of this Award be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. No acceleration of payment or settlement may be made except as permitted under Code Section 409A.

11.Governing Laws. This Award shall be construed, administered and enforced according to the laws of the State of Maryland; provided, however, no shares of Stock shall be issued except, in the reasonable judgment of the Board of Directors, in compliance with exemptions under applicable state securities laws of the state in which Participant resides, and/or any other applicable securities laws.

12.Successors. This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

13.Notice. Except as otherwise specified herein, all notices and other communications required or permitted under this Award shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Award shall be given to the parties hereto at the following addresses: to the Company (attention of the General Counsel), at the principal office of the Company or at any other address as the Company, by notice to Participant, may designate in writing from time to time; and to Participant, at Participant’s address as shown on the records of the Company, or at any other address as Participant, by notice to the Company, may designate in writing from time to time.

14.Severability. In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

15.Entire Agreement. Subject to the terms and conditions of the Plan, this Award expresses the entire understanding and agreement of the parties with respect to the subject matter. The Committee shall have full and conclusive authority to interpret the Award and to make all other determinations necessary or advisable for the proper administration of the arrangement reflected by this Award. The Committee’s interpretations and determinations in this regard shall be final and binding on the Participant.

16.Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award.

17.Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

18.No Right to Continued Service. Neither this Award nor the issuance of the Performance Restricted Stock Units hereunder shall be construed as giving Participant the right to continued service with the Company or any Affiliate.

19.Definitions. Except as provided below, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. The following capitalized terms shall have the following meanings:

(a)    “Cause” means any one of the following: (1) a material failure of the Participant to substantially perform the Participant’s duties with the Company or its Affiliates (other than failure resulting from incapacity due to physical or mental illness); (2) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its Affiliates; (3) conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (4) repeated instances of negligence in the performance of the Participant’s job or any instance of gross negligence in the performance of the Participant’s duties as an employee of the Company or one of its Affiliates; (5) any breach by the Participant of any fiduciary obligation owed to the Company or any Affiliate or any material element of the Company’s Code of Business Ethics and Conduct or other applicable workplace policies; or (6) failure by the Participant to perform Participant’s job duties for the Company or any Affiliate to the best of Participant’s ability and in accordance with reasonable instructions and directions from the Board of Directors or its designee, and the reasonable workplace policies and procedures established by the Company or any Affiliate, as applicable, from time to time.

(b)    “Disability” means the Participant is (1) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (2) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and its Affiliates. The determination of Disability will be made in accordance with the definition of “disability” under Code Section 409A.

(c)     “Dividend Equivalent” means a credit to the Participant’s book of accounts with respect to each Performance Restricted Stock Units outstanding under this Award equal to the amount of each dividend paid on the Stock, other than with respect to a large, nonrecurring cash dividend or distribution subject to the adjustment rules in Section 7 of this Agreement. Dividend Equivalent credits are made on the date of each payment of a dividend. Dividends paid on cash shall be credited as a dollar amounts and no earnings shall accrue or be payable on such Dividend Equivalents prior to settlement of such Dividend Equivalents by payment to the Participant as provided in the Award.

SCHEDULE 1
PHH CORPORATION
2014 EQUITY AND INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AWARD

Vesting Schedule

I.    Except as otherwise provided herein, the Target Stock Units under this Award shall vest, if at all, on the third anniversary of the Grant Date (the “Vesting Period”), provided the Participant remains continuously employed with the Company or an Affiliate through such date. For purposes of determining performance against the performance metric, performance will be measured for the period beginning on May 19, 2016 and ending on the earlier of May 19, 2019 or a Change in Control (the “Measurement Period”).
The Target Stock Units that will be available to vest at the end of the Vesting Period are determined by multiplying the Target Stock Units by the Achieved Percentage (as defined below) based on the Total Shareholder Return (“TSR,” as defined below) achieved by the Company for the Measurement Period as described in the charts below, and as determined by the Committee.
The schedule below will apply in determining the Achieved Percentage:

TSR Achieved Percentage:
Performance Level	TSR	Achieved Percentage
Maximum	64.06%	200%
Target	22.89%	100%
Threshold	0%	0%
*The Achieved Percentage, and therefore the number of Vested Stock Units, for TSR performance between the levels set forth in the table above and above the “Threshold” level will be determined based on straight-line interpolation.

TSR = (Final Stock Price + Cash Distribution Yield + Property Distribution Yield - $12.80) / $12.80

Final stock price is the closing price of one share of Stock on the last day of the Measurement Period. The closing price as of the last day of the Measurement Period will be calculated by using a 20-trading day trailing average price (i.e. averaging the closing price for the 20 trading days up to and including the closing date), except that in the case of a Change in Control, the price of a share of Stock for the end of the Measurement Period will be the price on the date of the Change in Control.

The cash distribution yield is the amount of all cash dividends and other cash distributions paid by the Company on a share of Stock during the Measurement Period.

The property distribution yield is the fair market value as of the last day of the Measurement Period of all non-cash distributions made by the Company on a share of Stock during the Measurement Period. The fair market value of a non-cash distribution of property tradeable on an established securities market shall be the determined based upon the closing price as of the last day of the Measurement Period. The fair market value of a non-cash distribution of property which is not tradeable on an established securities market shall be determined by the Committee by the reasonable application of a reasonable valuation method.

Except as otherwise provided herein, the Vested Stock Units under this Part I shall be settled as soon as practicable following the end of the Vesting Period.

II.	Notwithstanding Part I:

(A)
Upon the Participant’s Separation from Service due to a termination of employment by the Company and its Affiliates without Cause prior to the last day of the Vesting Period, the Participant will remain entitled to receive the full number of Performance Restricted Stock Units that become Vested Stock Units based on the Achieved Percentage based on TSR calculated as of the last day of the Measurement Period with such Vested Stock Units settled as soon as practicable following the end of the Vesting Period. Notwithstanding the foregoing, in the event the Participant violates any non-competition, non-solicitation, non-disclosure, or other restrictive covenant agreement with the Company or its Affiliates prior to the Distribution Date, then the Participant shall not be vested in any portion of the Performance Restricted Stock Units under this Award and the entire Award will be forfeited.

(B)
Notwithstanding (A), above, subject to the other terms of this Award, upon the Participant’s death or Disability during the Participant’s service with the Company and its Affiliates and prior to the end of the Vesting Period, the Performance Restricted Stock Units will become Vested Stock Units and will be settled as soon as practicable following the date of the Participant’s death or Disability. For purposes of determining the number of Vested Stock Units under this Part II(B), the Achieved Percentage for the Measurement Period shall be the percentage based on actual performance through the date of the Participant’s death or Disability (or the end of the Measurement Period, if earlier).

III.
Unless the Participant has experienced a Separation from Service in accordance with II(A), the Participant must be employed by the Company or an Affiliate and must not have incurred a Separation from Service on the date an applicable dividend is paid to be entitled to Dividend Equivalents in respect of that dividend. Dividend Equivalents accrued with respect to a Performance Restricted Stock Unit will be paid to the Participant on the Distribution Date for such Performance Restricted Stock Unit.

IV.
Except as otherwise provided in this Vesting Schedule, any Performance Restricted Stock Units, and all Dividend Equivalents with respect to such Performance Restricted Stock Units, shall be forfeited at the time the Participant’s service with the Company and its Affiliates ceases, regardless of the reason and there shall be no proration for partial service.

V.
Notwithstanding anything in this Award to the contrary, if the Participant has not signed a restrictive covenant agreement in a form acceptable to the Company by no later than thirty (30) days after the Grant Date, the Award shall be forfeited. Furthermore, if the Company determines that the Participant has violated the restrictive covenant agreement, any portion of the Award which has not been settled or paid will be forfeited.